UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2013

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	0-26224	51-0317849
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

311 Enterprise Drive

Plainsboro, NJ 08536

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (609) 275-0500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 1, 2013, Integra LifeSciences Corporation, a wholly-owned subsidiary of Integra LifeSciences Holdings Corporation (the “Company”), entered into a Lease Agreement with 109 Morgan Lane, LLC (the “Landlord”) (the “Lease”). The Lease terminates and replaces the prior lease between the Company and the Landlord dated May 15, 2008, as amended. The Company is leasing approximately 58,011 square feet located at 109 Morgan Lane, Plainsboro, New Jersey (the “Premises”) for general office, labs (research & development and/or product development), manufacturing and warehouse purposes. The term of the Lease is for twenty years from July 1, 2013 to June 30, 2033 with a five year renewal option. The rent for the Premises is $585,911.04 per year, with monthly rent payments of $48,825.92. Additional payments are also required to be made by the Company to the Landlord consisting of $290,055.00 per year, with monthly payments of $24,171.25 for taxes and operating expenses as well as other charges. In addition, pursuant to the Lease, the Landlord agrees to pay the Company (i) $40,000 of the total cost to replace the existing roof on the building and (ii) $100,000 of the total cost to replace all of the existing windows in the building.

The foregoing description of the Lease is qualified in its entirety by reference to a copy of such Lease which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

10.1	Lease Agreement dated as of July 1, 2013, between 109 Morgan Lane, LLC and Integra LifeSciences Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

Date: July 1, 2013	By:	/s/ John B. Henneman, III
John B. Henneman, III
	Title:	Corporate Vice President, Finance and Administration, and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Lease Agreement dated as of July 1, 2013, between 109 Morgan Lane, LLC and Integra LifeSciences Corporation